Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Pear Therapeutics, Inc. of our report dated January 15, 2021, except for the second paragraph of Note 8 as to which the date is February 3, 2021, which includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Thimble Point Acquisition Corp. as of December 31, 2020 and for the period from December 1, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus. We were dismissed as auditors on December 3, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP
Melville, NY

December 23, 2021